UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 25, 2010

MILLER PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(423) 663-9457

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 25, 2010 Mr. Ford F. Graham resigned as an executive officer and member of the Board of Directors of Miller Petroleum, Inc. Mr. Graham, who had served as our President and Vice Chairman of our Board of Directors since December 2009, cited conflicting business and personal time commitments as his reason for resigning his offices with our company. There was no disagreement between Miller Petroleum and Mr. Ford on any matter that caused his resignation. Mr. Boruff, our CEO, will also serve as our interim President.

We have entered into a Separation Agreement and General Release with Mr. Graham pursuant to which Mr. Graham will receive six month’s salary as severance provided that the agreement is not revoked, as described below, and he will be entitled to retain the warrants to purchase 1,000,000 shares of our common stock with exercise prices ranging from $0.01 per share to $2.00 per share granted to him when he joined our company in December 2009. The warrants to purchase an additional 100,000 shares of our common stock at an exercise price of $5.94 per share granted in April 2010 were contingent upon continued service and will, accordingly, terminate. The Separation Agreement and General Release contains continuing indemnification and confidentially provisions and a general release to us from Mr. Graham. Under Tennessee law he has a right to revoke the agreement within seven days from execution in which event our agreement to pay the severance would terminate and the agreement would become null and void.

The foregoing description of the terms and conditions of the Separation Agreement and General Release is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.34.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibit

10.34

Severance Agreement between Miller Petroleum, Inc. and Ford F. Graham dated June 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: June 28, 2010

By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer

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